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                                                                [Westfield Logo]

FOR IMMEDIATE RELEASE

CONTACT:  CATHARINE C. DICKEY (310) 445-2407
EMAIL: info@westfieldamerica.com
WEBSITE: www.westfieldamerica.com


          WESTFIELD AMERICA, INC. ANNOUNCES FIRST MORTGAGE FINANCINGS
                            TOTALING $920.5 MILLION

Los Angeles, CA - July 11, 2001 - Westfield America, Inc. (NYSE:WEA) announced today the closing of a $800 million loan with UBS Warburg Real Estate Investments Inc. ("UBS") and Lehman Brothers ("Lehman"). The ten year loan is secured by first mortgages on nine Westfield Shoppingtowns: Parkway Plaza, West Covina, Horton Plaza, Fox Hills, Northwest Plaza, Crestwood, Mid Rivers, West Park and Enfield. Interest is provided at 7.2425%

Additionally, UBS and Lehman have provided a separate $120.5 million loan secured by Westfield Shoppingtowns Plaza Bonita and Capital Mall. The two year floating rate loan will facilitate the future redevelopment of these Shoppingtowns.

Proceeds from these refinancings were used to repay an existing $754.1 million CMBS facility and to repay a $150 million unsecured loan, both of which mature in December 2001.

WESTFIELD AMERICA, INC. (NYSE:WEA), a real estate investment trust, is one of the nation's leading owners of regional shopping centers. The Company owns interests in 39 major shopping centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 5,000 specialty stores, serve 10% of the U.S. population and comprise approximately 37.7 million square feet of leasable space in California, Colorado, Connecticut, Maryland, Missouri, New Jersey, New York, North Carolina and Washington. For more information, visit the website at http://www.westfieldamerica.com.

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